QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-173555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 10
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUCID, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	3841 (Primary standard industrial classification code number)	16-1406957 (I.R.S. Employer Identification Number)

2320 Brighton Henrietta Town Line Road
Rochester, New York, 14623
(585) 239-9800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

L. Michael Hone
Chief Executive Officer
Lucid, Inc.
2320 Brighton Henrietta Town Line Road
Rochester, New York, 14623
(585) 239-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Willett Harris Beach PLLC 99 Garnsey Road Pittsford, New York 14534 (585) 419-8646 (phone) (585) 419-8818 (facsimile)	Steven Skolnick Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500 (phone) (973) 597-2477 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each consisting of one share of common stock, $.01 par value, and one warrant(2)	1,880,250	$5.50	$10,341,375	$1,186

Common stock included as part of the units	1,880,250	(3)	(3)	(4)

Warrants to purchase common stock included as part of the units(2)	1,880,250	(3)	(3)	(4)

Shares of common stock underlying the warrants(2)	1,880,250	$6.60	$12,409,650	$1,423

Underwriters' unit purchase option(5)	1	$100.00	$100	$0

Units underlying the unit purchase option(5)	32,700	$6.60	$215,820	$25

Common stock included in the units underlying the unit purchase option(5)	32,700	—	—	(4)

Warrants included in the units underlying the unit purchase option(5)	32,700	—	—	(4)

Common stock underlying warrants included in the units underlying the unit purchase option(5)	32,700	$6.60	$215,820	$25

Total			$23,182,765	$2,658(6)

(1)
Estimated solely for purpose of calculating the registration fee in accordance with Rule 527(o), promulgated under the Securities Act of 1933, as amended.

(2)
Includes 245,250 units which may be issued upon exercise of a 45 day option granted to the underwriters to cover over-allotments, if any.

(3)
The common stock and warrants to be issued hereunder are included in the price of the units.

(4)
No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.

(5)
Represents an option granted to the representative of the underwriters to purchase up to 32,700 units, and the shares and warrants (including the shares underlying the warrants) included in the units.

(6)
Previously paid.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 10 to the Registration Statement on Form S-1/A (File No. 333-173555) of Lucid, Inc., is being filed for the purpose of filing an amended Exhibit 5.1. This Amendment No. 10 does not modify or amend any provision of the preliminary prospectus contained in Part I of the Registration Statement.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee and the FINRA and Nasdaq filing fees, all amounts are estimates.

Item	Cost
Securities and Exchange Commission Registration Fee	$3,338
FINRA filing fee	$3,375
Accountants' Fees and Expenses	$620,000
Legal Fees and Expenses	$255,000
Miscellaneous	$241,609
Total Expenses	$1,123,322

*
To be completed by amendment.

ITEM 14.    Indemnification of Directors and Officers.

        Our officers and directors are indemnified pursuant to agreements we have entered into with them and as provided by the New York Business Corporation Law (NYBCL), by our restated certificate of incorporation, and by our amended and restated bylaws.

        We have entered into indemnification agreements with each of our officers and directors. Pursuant to these agreements, we have agreed to indemnify each of our officers and directors for liabilities arising out of any action or threatened action to which such officer or director is made a party by reason of the fact that he or she is or was an officer or director of our company, or served an affiliated entity in any capacity.

        Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described above may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders.

        In addition, the NYBCL permits the advancement of expenses to directors and officers relating to the defense of any proceeding upon receipt of his or her commitment to repay such amounts to the extent he or she is ultimately found not entitled to be indemnified.

        The indemnification provisions contained in the NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation's certification of incorporation or bylaws, or, when authorized by the corporation's certificate of incorporation or bylaws, by any agreement, by any vote of shareholders or disinterested directors, or otherwise.

        Our restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent authorized by the NYBCL. In addition, as permitted by our charter documents, we maintain directors' and officers' liability insurance under which our directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

        The indemnification provision in our restated certificate of incorporation, amended and restated bylaws and the indemnification agreements to be entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on July 31, 2001
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Lucid, Inc., as filed with the New York Department of State on June 16, 2010
3.3	Amended and Restated Bylaws of Lucid, Inc.
10.8	Form of Indemnification Agreement

ITEM 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding shares of common stock (including debt convertible into shares of common stock), preferred stock and warrants issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

        With respect to the Company's securities described below, all share and per share information has been adjusted to reflect the 2 to 1 reverse stock split effective December 6, 2011. In addition, all convertible securities described below and certain warrant information reflects an assumed public offering price of $4.85, which is the mid-point of the range set forth on the cover of this prospectus, and reflects interest accrued on convertible debt through November 30, 2011. Additional shares or warrants may be issuable with respect to any interest accrued after November 30, 2011.

  (a)
  Shares Underlying, and Shares Issued Pursuant to Exercise of, Stock Options

        Since March 31, 2008, we have (i) granted to our officers, directors and employees options to purchase an aggregate of 1,330,000 shares of our common stock with per share exercise prices ranging from $4.30 to $8.88 under our 2007 Long-Term Incentive Plan and our 2010 Long-Term Equity Incentive Plan, and (ii) issued to our officers, directors and employees an aggregate of 141,641 shares of our common stock at per share exercise prices ranging from $0.84 to $4.30 pursuant to exercises of options granted under our Year 2000 Stock Option Plan, our 2007 Long-Term Incentive Plan and our 2010 Long-Term Equity Incentive Plan.

  (b)
  Shares Issued in Lieu of Cash Payment for Services Rendered

        Since March 31, 2008, we have issued shares of our common stock to certain vendors in lieu of cash payment for services rendered, as follows:

  •
  Between June 4, 2008 and October 16, 2008, we issued 1,720 shares of our common stock, at a per share price of $5.00, in lieu of payment of $8,600 in fees for information technology consulting services rendered.

  •
  On June 5, 2008, we issued 5,000 shares of our common stock, at a per share price of $6.00, as part of a severance agreement with a former employee of Lucid International, Ltd., our U.K. subsidiary.

  •
  On December 31, 2008, we issued 25,672 shares of our common stock, at a per share price of $4.00, to a raw materials vendor upon conversion of the outstanding debt owed to such vendor.

  •
  On May 27, 2010, we issued an aggregate of 3,175 shares of our common stock, at a per share price of $6.58, to a vendor in lieu of payment of $20,884 in fees for the purchase of raw materials.

  •
  On May 27, 2010, we issued an aggregate of 6,079 shares of our common stock, at a per share price of $6.58, to a vendor in exchange for investor relations services rendered.

  •
  On July 9, 2010, Northeast LCD Capital, LLC also pledged cash collateral, in the amount of $2.0 million, to support our obligations under our prior credit facility, which was closed and paid off with the proceeds of the 2011 Credit Facility. As consideration for this pledge and for this entity's limited guarantee, we accrued fees of $413,000, representing fees from July 2010 to July 2011. Upon the closing of this offering, the accrued fees will convert into shares of our common stock at a discount of thirty percent (30%) to the price at which such shares are being sold in this offering.

  (c)
  Restricted Stock Issued to Directors Upon Election to Board of Directors

        Since March 31, 2008, we have issued an aggregate of 87,000 shares of restricted stock to certain of our directors upon their election to our board of directors, as compensation for their service as directors.

  (d)
  Convertible Debt Instruments; Exchanges of Convertible Debt Instruments

        On June 28, 2011, our Board of Directors authorized a capital raise of up to an aggregate amount of $2.0 million (the "July 2011 Convertible Debt Offering"), under which we raised approximately $1.2 million. The principal amount (plus any accrued interest) of the convertible notes that were issued pursuant to the July 2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $9.22 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning January 1, 2012, the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning July 1, 2012, to a reduction in the exercise price of their warrants at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00.

        We raised $3.8 million in total through three rounds of a private placement of our convertible debt securities, with two rounds closing in November 2010 and one round closing in January 2011 (the "2010/2011 Convertible Debt Offering"). This offering was completed in contemplation of a public offering. In addition, existing debt holders exchanged principal and accrued interest of $1.0 million and $700,000 in November 2010 and during the first quarter of 2011, respectively, under the terms of their old debt or accounts payable for new notes under this offering. The principal amount (plus any accrued interest) of the convertible notes that were issued pursuant to the 2010/2011 Convertible Debt Offering will automatically convert into shares of our common stock at a conversion price equal to 70% of the price at which shares of common stock are being sold in this offering. Warrants issued to those investors will become exercisable, at an exercise price of $8.22 per share, upon the completion of this offering. These warrants entitle holders to purchase an amount of our common stock equal to (i) seventy percent (70%) of the principal amount of each holder's convertible note, divided by (ii) the price at which our common stock is being offered in this offering. In addition, the holders of these securities are entitled to certain rights and damages in the event that we do not complete an initial public offering, or similar financing event per the terms of the agreement, subject to the modifications described below. These securities provide that if we have not completed an initial public offering prior to November 15, 2012, we must redeem the principal amount of the notes at 140% of the face value plus any accrued and unpaid interest. In addition, beginning July 12, 2011 (the "Issuance Cut-Off Date"), the holders of these securities are entitled to cash liquidated damages equal to 1.5% of each purchaser's subscription amount per month until we complete an initial public offering or similar financing. This amount is capped at 10% of the purchaser's subscription amount. These holders will also be entitled, beginning six months after the Issuance Cut-Off Date, to a reduction in the exercise price of their warrants which is currently $8.22, at the rate of 5% per month until an offering is completed, with a floor exercise price of $1.00. The holders of the requisite principal amount of notes required to effect a blanket amendment to all notes issued pursuant to the 2010/2011 Convertible Debt Offering have agreed to extend the Issuance Cut-Off Date from July 12, 2011 to January 1, 2012. Accordingly, so long as this offering is completed by January 1, 2012, we do not expect the above-described penalties to be triggered.

        In 2009, we completed a convertible debt offering of convertible notes, which notes are convertible into shares of our common stock at the option of the holder (the "2009 Convertible Debt Offering"); unlike the convertible notes issued in the 2010/2011 Convertible Debt Offering, the convertible notes issued in the 2009 Convertible Debt Offering (the "2009 Convertible Notes") will not be automatically converted into equity upon the completion of this offering. The 2009 Convertible Notes are currently convertible at the option of the holder. However, because the Company's 2010/2011 Convertible Debt Offering is deemed a "Placement" under the terms of the 2009 Convertible Notes, the conversion ratio became tied to the Company's "pre-money valuation" at the time of the 2010/2011 Convertible Debt Offering. This pre-money valuation cannot be calculated, because the value of the securities issued in the 2010/2011 Convertible Debt Offering could not be determined until a public offering price was established. Assuming an offering price of $4.85 per share, which is the mid-point of the range set forth on the cover of this prospectus and further assuming issued and outstanding shares of approximately 7.4 million, the 2009 Convertible Debt Notes will, at the option of the holder, convert into

363,438 shares of our common stock. Additional shares may be issuable with respect to any interest accrued after November 30, 2011.

        During the 2010/2011 Convertible Debt Offering, holders of an aggregate of $1.7 million of our outstanding debt (including principal and accrued interest) exchanged their existing debt instruments for convertible debt instruments, with the same terms and conditions as those issued to investors in the 2010/2011 Convertible Debt Offering. The replacement notes were issued for a principal amount equal to the existing principal amount plus all accrued interest.

        Securities were issued to 17 investors pursuant to the 2010/2011 Convertible Debt Offering, to 6 investors pursuant to the July 2011 Convertible Debt Offering, and to 2 investors pursuant to the 2009 Convertible Debt Offering. A total of 6 other investors elected to exchange their promissory notes (which notes were not related to either convertible debt offering) for notes and warrants issued on the same terms and conditions as the 2010/2011 Convertible Debt Offering.

  (e)
  Common Stock Warrants

        In August and November of 2008, in connection with the issuance of our promissory notes, we issued warrants to purchase 1,190 and 793 shares of our common stock, each at an exercise price of $6.30.

        In March and August of 2009, in connection with the issuance of our promissory notes, we issued warrants to these noteholders which entitle them to purchase a number of shares of our common stock equal to the quotient obtained by dividing 10% of the principal amount of the holder's note by the public offering price. These warrants are exercisable at the public offering price.

        In December of 2008, in connection with the issuance of our promissory notes, we issued warrants to purchase 9,166 shares of our common stock at an exercise price equal to 85% of the public offering price.

        Holders of notes issued pursuant to the July 2011 Convertible Debt Offering received warrants to purchase an aggregate of 168,866 shares of our common stock at an exercise price of $9.22;

        Holders of notes issued pursuant to the 2010/2011 Convertible Debt Offering, including holders who exchanged their existing debt into the 2010/2011 Convertible Debt Offering, received warrants to purchase an aggregate of 799,304 shares of our common stock, at an exercise price of $8.22 per share.

        On December 31, 2010, we issued an aggregate of 295,687 shares of our common stock at an exercise price of $2.50 per share to one of our principal stockholders pursuant to exercises of warrants.

        On December 31, 2008, we modified the terms of a warrant by extending its term to January 1, 2015, previously issued to the New York State Foundation for Science, Technology, and Innovation—Small Business Technology Investment Fund on February 1, 2007, to purchase 100,000 shares of our preferred stock.

        In connection with this offering, we have agreed to issue an amount of units equal to 2% of the total number of units sold in this offering (excluding the over-allotment) which units will include warrants to purchase 32,700 shares of common stock.

        On July 20, 2011, we issued a warrant to our Lender under the 2011 Credit Facility to purchase up to 9,761 shares of our common stock at a price of $9.22 per share.

        We issued warrants to Maxim Partners, LLC to purchase 52,948 shares of our common stock, at an exercise price of $9.04, as a portion of the consideration they received in connection with the 2010/2011 Convertible Debt Offering, and, as required by the terms of our engagement agreement we issued them warrants to purchase an additional 3,355 shares of our common stock, at an exercise price of $10.14, in connection with one of the notes issued pursuant to the July 2011 Convertible Debt Offering.

        We also have a contractual commitment to issue a warrant, under certain circumstances, to the placement agent for our 2009 Convertible Debt Offering (the "2009 Warrant Commitment"). Upon conversion of all or a portion of the 2009 Convertible Debt Notes, the placement agent will be entitled to a warrant to purchase an amount of our common stock equal to 10% of the shares received by the noteholder upon such conversion, at an exercise price equal to 110% of the noteholder's conversion price. This warrant will be exercisable for a period of five years following the conversion of the 2009 Convertible Debt Note to which it relates.

  (f)
  Common Stock Issued Upon Conversion of Convertible Debt

        On July 9, 2010, we issued 161,239 shares of our common stock at per share prices ranging from $2.50 to $4.00 upon the exercise of outstanding warrants, the proceeds of which were used to pay off the senior secured debt owed to the holder of those warrants.

        On November 15, 2010, we issued an aggregate of 497,956 shares of our common stock at a conversion price of $6.14 per share upon conversion into equity of certain of notes issued pursuant to the 2009 Convertible Debt Offering.

        No underwriters were involved in the foregoing issuances of securities. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder ("Regulation D"), or Rule 701 promulgated under Section 3(b) of the Securities Acts as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

        The unregistered securities described above were issued to approximately thirty (30) investors, all of whom were "accredited investors," as defined in Rule 501 of Regulation D, with the exception of a limited number of vendors who accepted shares of our common stock in exchange for services rendered. The recipients of securities in each of these transactions (i) received written disclosures that the applicable securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration, and (ii) represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

        The securities offered pursuant to the July 2011 Convertible Debt Offering were offered to a limited number of potential investors, all of whom are (i) accredited investors, and (ii) existing equity holders or, in one case, a distributor with whom we have a long-standing relationship, as described in the prospectus.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock, the convertible notes, and the warrants described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and the applicable restrictions on transfer.

ITEM 16.    Exhibits and Financial Statement Schedules.

        The exhibits to this registration statement are listed in the Exhibit Index, attached hereto and incorporated by reference herein.

ITEM 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

            That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 10 to Registration Statement No. 333-173555 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 22nd day of December, 2011.

LUCID, INC.
By:	/s/ L. MICHAEL HONE
Name: L. Michael Hone
Title: Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 10 to Registration Statement No. 333-173555 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. MICHAEL HONE L. Michael Hone	Director and Chief Executive Officer (Principal executive officer)	December 22, 2011
* Martin J. Joyce	Chief Financial Officer (Principal financial officer and Principal accounting officer)	December 22, 2011
* William J. Shea	Executive Chairman of the Board	December 22, 2011
* Brian Carty	Director	December 22, 2011
* Nancy E. Catarisano	Director	December 22, 2011
* Matthew Cox	Director	December 22, 2011
/s/ JAY M. EASTMAN Jay M. Eastman, Ph.D	Director and Chief Science Officer	December 22, 2011

Signature		Title	Date

* David Lovenheim		Director	December 22, 2011
* Rocco Maggiotto		Director	December 22, 2011
* Ruben King-Shaw, Jr.		Director	December 22, 2011
* Ramey W. Tomson		Director	December 22, 2011
*By:	/s/ JAY M. EASTMAN Jay M. Eastman, as attorney-in-fact

 INDEX OF EXHIBITS

Exhibit No.		Description of Exhibit
1.1	**	Form of Underwriting Agreement
3.1	**	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on July 31, 2001
3.2	**	Certificate of Amendment to Restated Certificate of Incorporation of Lucid, Inc., as filed with the New York Department of State on June 16, 2010
3.3	**	Amended and Restated Bylaws of Lucid, Inc., as adopted December 14, 2010
3.4	**	Restated Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on May 6, 2011
3.5	**	Certificate of Amendment to Certificate of Incorporation of Lucid Inc., as filed with the New York Department of State on December 6, 2011
4.1	**	Specimen Common Stock Certificate
4.2	**	Specimen Preferred Stock (Series A) Certificate
4.3	**	Specimen Preferred Stock (Series B) Certificate
4.4	**	Form of 2001 Registration Rights Agreement between the Company and holders of the Company's Series B Preferred Stock
4.5	**	Form of Secured Promissory Note, given by the Company in favor of the holders thereof
4.6	**	Form of Security Agreement, given by the Company in favor of holders of its Secured Promissory Notes
4.7	**	Form of Modification and Extension Agreement pertaining to Secured Promissory Note, by and between the Company and holders of its Secured Promissory Notes
4.8	**
Warrant to Purchase Convertible Preferred Stock, issued to the New York State Foundation for Science, Technology, and Innovation—Small Business Technology Investment Fund, as successor in interest by statute to New York Urban Development Corporation d/b/a Empire State Development—Small Business Technology Investment Fund, on February 1, 2007, as modified by the Second Modification and Extension Agreement, dated December 31, 2008
4.9	**	Form of Amended and Restated Common Stock Purchase Warrant—2007
4.10	**	Form of 2008 Common Stock Warrant
4.11	**	Form of 2009 Common Stock Warrant
4.12	**	Form of 2009 Convertible Subordinated Promissory Note, given by the Company in favor of the holders thereof
4.13	**	Form of 2010/2011 Note and Warrant Purchase Agreement, by and between the Company and purchasers of the Company's 2010/2011 Convertible Notes and 2010/2011 Common Stock Warrants
4.14	**	Form of 2010/2011 Convertible Note, given by the Company in favor of the holders thereof
4.15	**	Form of 2010/2011 Common Stock Warrant
4.16	**	Common Stock Warrant Issued to Maxim Partners, LLC on November 15, 2010
4.17	**	Form of 2010 Note Exchange Agreement, between the Company and Certain Holders of the Company's Outstanding Debt

Exhibit No.		Description of Exhibit
4.18	**†	Form of Stock Option Agreement under the Lucid, Inc. 2010 Long-Term Equity Incentive Plan
4.19	**	Form of April 2007 Fixed Quantity Common Stock Warrant
4.20	**	Form of August 2008 Fixed Price Common Stock Warrant
4.21	**	Warrant to Purchase Stock, issued to Square 1 Bank on July 20, 2011
4.22	**	Form of July 2011 Subscription Agreement with 90-Day Lock-Up Period, by and between the Company and Certain Purchasers of the Company's July 2011 Convertible Notes and July 2011 Common Stock Warrants
4.23	**	Form of July 2011 Subscription Agreement with 180-Day Lock-Up Period, by and between the Company and Certain Purchasers of the Company's July 2011 Convertible Notes and July 2011 Common Stock Warrants
4.24	**	Form of July 2011 Convertible Note, given by the Company in favor of the holders thereof
4.25	**	Form of July 2011 Common Stock Warrant
4.26	**	Common Stock Warrant issued to Maxim Partners, LLC on July 27, 2011
4.27	**	Form of November 2008 Fixed Price Common Stock Warrant
4.28	**	Form of Warrant Agreement between the Company and American Stock Transfer Company, as warrant agent
4.29	**	Form of Warrant included in the Units
4.30	**	Form of Unit Purchase Option
5.1		Opinion of Harris Beach PLLC
10.1	**†	Lucid, Inc. 2010 Long-Term Equity Incentive Plan
10.2	**†	Lucid, Inc. 2007 Long-Term Incentive Plan
10.3	**†	Lucid, Inc. Year 2000 Stock Option Plan
10.4	**	Colocation License Agreement, by and between the Company and PAETEC Communications, Inc., dated September 4, 2007
10.5	**	Joint Venture Agreement, by and between the Company and Mavig Austria GmbH, an Austrian limited liability company, dated October 2006
10.6	**	Supply Agreement, by and between the Company and Mavig Austria GmbH, an Austrian limited liability company, dated December 2006, and letter amendment thereto, dated May 25, 2011
10.7	**	Promissory Note, given by the Company in favor of Jay M. Eastman, dated March 24, 2011
10.8	**†	Form of Indemnification Agreement by and between the Company and its directors and executive officers
10.9	**	Form of Lucid, Inc. Distribution Agreement
10.10	**	Loan and Security Agreement, entered into as of July 20, 2011, by and between Square 1 Bank and the Company
10.11	**	Intellectual Property Security Agreement, entered into as of July 20, 2011, by and between Square 1 Bank and the Company
10.12	**	Form of Subordination Agreement, given by the Creditors as defined therein in favor of Square 1 Bank

Exhibit No.		Description of Exhibit
10.13	**	Pledge and Security Agreement, dated July 20, given by Northeast LCD Capital, LLC in favor of Square 1 Bank
10.14	**	Pledge Account Fee Agreement, dated as of July 29, 2011, by and between the Company and Northeast LCD Capital, LLC
10.15	**	Unconditional Guaranty of Jay M. Eastman, dated July 20, 2011, given in favor of Square 1 Bank
10.16	**	Unconditional Guaranty of William J. Shea, dated July 20, 2011, given in favor of Square 1 Bank
10.17	**	Form of 90-day Lock-Up and Waiver Agreement, dated May 27, 2011
10.18	**	Form of 180-day Lock-Up and Waiver Agreement, dated May 27, 2011
10.19	**†	Employment Agreement between the Company and Mr. Shea, dated January 11, 2011
10.20	**†	Employment Agreement between the Company and Mr. Joyce, dated March 22, 2011
10.21	**†	Employment Agreement between the Company and Mr. Hone, dated January 11, 2011
10.22	**†	Employment Agreement between the Company and Ms. Davis-McHugh, dated January 11, 2011
10.23	**†	Employment Agreement between the Company and Mr. Fox, dated January 11, 2011
10.24	**†	Employment Agreement between the Company and Mr. Eastman, dated January 11, 2011
10.25	**
Agreement of Lease, dated December 30, 2002, by and between the Company, as Tenant, and Richard K. LeFrois, as Landlord, as amended October 14, 2003, as amended October 14, 2005, as assigned to Hub Properties Trust on December 1, 2007, as amended February 6, 2009, as amended November 4, 2010
10.26	**	Form of Lucid, Inc. Employee Invention, Copyright, Proprietary Information and Conflicts of Interest Agreement
10.27	**	Distributor Agreement, dated September 1, 2004, by and between the Company and Integral Corporation
10.28	**	Distributor Agreement, dated February 8, 2008, by and between the Company and ConBio (China) Co., Ltd.
10.29		[Reserved]
10.30	**	Pledged Account Fee Agreement, dated July 9, 2010, by and between the Company and Northeast LCD Capital, LLC
10.31	**	Amendment No. 1 to Pledged Account Fee Agreement, dated June 16, 2011, by and between the Company and Northeast LCD Capital, LLC
10.32	**	Promissory Note, given by the Company in favor of Dale Crane, dated December 31, 2010
10.33	**	Agreement of Lease, dated August 18, 2011, by and between the Company, as Tenant, and 95 Methodist Hill Drive LLC, as Landlord.
10.34	**	Letter Agreement, dated September 2, 2011, between the Company and Northeast LCD Capital, LLC.
21.1	**	List of Subsidiaries (as of 6/30/2011)
23.1	**	Consent of Independent Registered Public Accounting Firm
23.2		Consent of Harris Beach PLLC (included in Exhibit 5.1)

Exhibit No.		Description of Exhibit
23.3	**	Consent of Scott Taylor & Associates.
24.1	**	Power of Attorney
99.1	**	Consent of Chair of Scientific Advisory Board

**
Previously filed.

†
Denotes management contract or compensatory plan or arrangement.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. Other Expenses of Issuance and Distribution.
  ITEM 14. Indemnification of Directors and Officers.
  ITEM 15. Recent Sales of Unregistered Securities
  ITEM 16. Exhibits and Financial Statement Schedules.
  ITEM 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS